EXHIBIT 10.31

Loan and Security Agreement

This Loan and Security Agreement (the “Agreement”) dated as of October 31, 2005, is between Rosedale Leasing LLC (“Lender) and Asset Liquidation Group, Inc. and Public Liquidation Systems, Inc. d/b/a Nationwide Auction Systems (“Borrower”).

ARTICLE 1. DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

“Advance” means a loan advance made to Borrower or on Borrower’s behalf under the credit facilities provided in this Agreement.

“Advance Date” means, with respect to any Advance for any Vehicle, the date the Operating Line Advance was made by Lender to finance such Vehicle.

“Availability Period” means the period from the date of this Agreement to, but not including, the earlier of (a) the Expiration Date or (b) the date on which Lender’s obligation to make Advances hereunder is terminated pursuant to the terms of this Agreement.

“Business Day” means a day, other than a Saturday or a Sunday, on which Lender is open for commercial business.

“Expiration Date” means November 1, 2006, or such earlier date as may be applicable due to acceleration of Obligations in accordance with the terms of this Agreement.

“Guarantor” means each Person who at any time executes a Guaranty for the benefit of Lender including, without limitation, Entrade, Inc.

“Guaranty” means each guaranty of the Obligations which is executed by any Person.

“Loan Documents” means this Agreement, the Security Documents, the Guaranties, and any and all other agreements, notes, guaranties, security agreements, pledge agreements, mortgages, deeds of trust, assignments, subordination agreements and all other documents previously, concurrently or hereafter executed or delivered by any Person to or in favor of Lender evidencing, guarantying, securing or otherwise related to any of the Obligations or the Collateral.

“Loan Party” means Borrower, each Guarantor, any Person granting collateral security for any or all of Obligations, and any other Person executing any Loan Document.

“New Vehicle” means a Vehicle that has never been owned except by a manufacturer, distributor or dealer; has never been registered; has not been driven more than 500 total miles; and is of the current or immediately preceding model year.

“Obligations” means all Advances and all of Borrower’s debts (except for consumer credit if Borrower is a natural person), liabilities, obligations, covenants, warranties, and duties to Lender and/or to any affiliate of Lender (including without limitation, any credit debt, but specifically excluding any type of consumer debt), whether now or hereafter existing or incurred, whether liquidated or unliquidated, whether absolute or contingent, whether arising out of the Loan documents or otherwise, and all other debts and obligations due Lender under any lease, agricultural, real estate or other financing transaction and regardless of whether such financing is related in time or type to the financing provided at the time of this Agreement, and regardless of whether such obligations arise out of existing or future credit granted by Lender to Borrower, to Borrower and others, to others guaranteed, endorsed or otherwise secured by Borrower or any property of Borrower or to any debtor-in-possession or other successor-in-interest of Borrower, and including principal, interest, fees, expenses and charges relating to any of the foregoing.

“PaymentCommitment” means a commitment entered into between Lender and a manufacturer or: distributor, providing for payment of funds directly by Lender to such manufacturer or distributor in payment for Borrower’s purchase of New vehicles, from such manufacturer or distributor.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means the per annum interest rate announced from time to time as the “prime rate” or “base rate” by the Wall Street Journal or the equivalent label if the terminology may be changed or discontinued

“Related Principal Portion” means, with respect to each Vehicle, the principal amount of the Operating Line Advance made under this Agreement to finance that Vehicle.

“Security Documents” means such security agreements, financing statements, pledge agreements, assignments, mortgages, deeds of trust and other documents and instruments which are given to Lender by Borrower or any other Person to grant, preserve, protect and/or perfect Lender’s security interests in any and all property (real or personal) granted to Lender as collateral security for any or all of the Obligations.

“Seller Agreement” means any agreement between Borrower and a manufacturer, distributor or other seller of Vehicles (including without limitation franchise agreements, distribution agreements and the like).

“Title Documents” means all manufacturers’ certificates or origin, manufacturers’ statements of origin, certificates of title, certificates of ownership and any other documents evidencing ownership of a Vehicle or the transfer of ownership of a Vehicle from a manufacturer or another dealer to Borrower, and all warehouse receipts, bills of lading and other negotiable documents of title.

“Used Vehicle” means a Vehicle, other than a New Vehicle, that is of the current or one of the immediately preceding 12 model years.

“Vehicle” means an automobile or truck with a gross vehicle weight of no more than 10,000 pounds, which satisfies the follower requirements:

(a)	The vehicle is owned by Borrower, subject to a first priority perfected security interest in favor of Lender, and free of any title defects, liens, security interests, leases, bailments, consignments or other interests of any Person other than Lender, except as agreed by Lender in writing.

(b)	Unless the vehicle is in transit from the seller, it is permanently located at locations which Borrower has disclosed to Lender and which are acceptable to Lender. If the vehicle is in transit from a seller, then upon receipt by Borrower it will be permanently located at one of such locations.

(c)	The vehicle is held for sale or lease in the ordinary course of Borrower’s business.

(d)	The vehicle is undamaged and of good and merchantable quality.

(e)	The vehicle is otherwise acceptable to Lender.

ARTICLE 2. CREDIT FACILITIES

2A. Operating Line of Credit

2A.1 Commitment.

(a) Maximum Amount. During the Availability Period and subject to the terms and conditions of this Agreement, Lender will make loans to Borrower from time to time on a revolving credit basis (each, an “Operating Line Advance”), provided that the aggregate principal amount of outstanding Operating Line Advances shall at no time exceed the lesser of: (i) $2,000,000 (the “Commitment”) or (ii) the Borrowing Base at such time.

(b) Borrowing Base. As used herein, “Borrowing Base” means, as of any date of determination, an amount equal to (i)100% of the Book Value of Borrower’s inventory of New Vehicles and Used Vehicles at such time, minus (ii) the then outstanding principal balance of any indebtedness (other than Advances under this Agreement) which is secured by the New Vehicles and Used Vehicles. For purposes of this Agreement, Book Value means the lesser of (a) the book value as reported on Borrower’s balance sheet in a manner consistent with Borrower’s current accounting practices for such New Vehicles and Used Vehicles and (b) the average Kelly Blue Book value, or similar industry standard valuation source (including auction valuations), within the previous 45 days for such New Vehicles and Used Vehicles. The following categories are ineligible for inclusion and calculation in the Borrowing Base:

(i)	New Vehicles and Used Vehicles held in inventory on the Borrower’s balance sheet for more than 75 days; and

(ii)	No more than 15% of the Operating Line Advance is permitted to be used for New and Used Vehicles that have a Book Value greater than $50,000; and

(iii)	New Vehicles and Used Vehicles that were originally manufactured on a limited production basis or that is not longer manufactured for sale in the United States, except with respect to any vehicles manufactured by Daewoo.

2A.2 Purpose of Operating Line Advances. Borrower shall use the proceeds of Operating Line Advances for its short term working capital needs and to finance New Vehicles and Used Vehicles.

2A.3 Interest Rate and Payment Schedule. Borrower shall pay interest on the outstanding principal balance of each Operating Line Advance at the rates and according to the schedule set forth below; provided, however, in no event will the interest rate hereunder exceed that permitted by applicable law. If any interest or other charge is finally determined by a court of competent jurisdiction to exceed the maximum amount permitted by law, the interest or charge shall be reduced to the maximum permitted by law, and Lender may credit any excess amount previously collected against the balance due or refund the amount to Borrower.

(a) Interest Rate. Unless the Default Rate is applicable, interest on Operating Line Advances shall accrue at an annual rate equal to the following Prime Rate tier:

(i)	Prime Rate + 3.50% for Operating Line Advances secured by Vehicles held in inventory on the Borrower’s balance sheet for not more than 30 days; and

(ii)	Prime Rate + 5.00% for Operating Line Advances secured by Vehicles held in inventory on the Borrower’s balance sheet for more than 30 days, but less than 75 days.

(b) Interest Payment Schedule. Interest payments shall be made monthly in an amount equal to all interest accrued during the prior calendar month. Such interest payments shall be made on the 10th day of each month commencing the month immediately following the month this Agreement is executed and continuing thereafter. All accrued interest outstanding on the Expiration Date is due and payable in full on the Expiration Date.

(c) Interest Computation. Interest will be computed for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by 360.

2A.4 Principal Payments. The entire outstanding principal balance of the Operating Line Advances shall be due and payable in full on the Expiration Date (or such earlier date as may be required in accordance with the provisions of this Agreement). In addition to any other principal payments required under this Agreement or any promissory note, Borrower will repay Operating Line Advances as follows:

(a) Sale of Vehicles. Borrower shall pay to Lender the entire Related Principal Portion for each financed Vehicle by the earlier of (A) 3 Business Days following Borrower’s receipt of proceeds from the sale of such Vehicle, or (B) 15 calendar days following the date of sale of such Vehicle.

(b) Unsold Vehicles. Borrower shall pay to Lender a monthly curtailment fee equal to $55.00 for any Vehicle not previously sold 30 days following the Advance Date for such Vehicle; provided that the maximum monthly aggregate curtailment fee for all Vehicles under this Agreement shall not exceed $7,000.00.

(c) Deemed Sales. If a Deemed Sale of a Vehicle occurs, Borrower shall pay to Lender the Related Principal Portion for such Vehicles no later than 3 Business Days following the date of the Deemed Sale. A “Deemed Sale” means any of the following:

(i)	Borrower disposes of a Vehicle by trade with another company or other disposition, other than a sale in the ordinary course of Borrower’s business, regardless of whether any payment is due to be made by or to Borrower in respect of such trade or other disposition.

(ii)	The Vehicle ceases to meet the criteria contained in the definition of Vehicle in this Agreement.

(iii)	A Vehicle ceases to meet the criteria contained in the applicable definition for such type of Vehicle in this Agreement.

(iv)	Lender determines that the fair market value of a Vehicle has significantly declined, regardless of the reason.

2B. Default Interest; Fees and Charges

2B1. Default Interest. Upon the occurrence of any default or at any time during the continuation thereof, Lender may, at its option and subject to applicable law, increase any and all interest rates applicable hereunder to an annual rate equal to 2% plus the interest rate otherwise payable hereunder (the “Default Rate”). Notwithstanding the foregoing and subject to applicable law, upon the occurrence of a default by Borrower or any Guarantor involving bankruptcy, insolvency, receivership proceedings or an assignment for the benefit of creditors, the interest rates applicable hereunder shall automatically increase to the applicable Default Rate.

2B.2 Fees and Charges.

(a) Late Payment Fee. Subject to applicable law, if any payment is not made on or before its due date, Lender may Collect a delinquency charge of 5% of the amount that is due and unpaid. Collection of the late payment fee shall not be deemed to be a waiver of Lender’s right to declare a default hereunder.

(b) Unused Facility Fee. The Borrower shall pay to Lender a monthly fee on the average monthly unused Commitment amount equal to 0.25% of such unused Commitment, payable monthly in arrears.

(c) Commitment Fee. The Borrower shall pay to Lender a Commitment fee of $25,000 as a condition of closing this Agreement.

ARTICLE 3. ADDITIONAL PROVISIONS REGARDING ADVANCES

3.1 Requests for Advances. Lender’s obligation to make any Advance is subject to all of the terms and conditions of this Agreement including, without limitation, the following;

(a) Advances Requested By Borrower. Borrower may request an Advance in writing or by telephone promptly confirmed in writing for deposit into Borrower’s deposit account(s) with Lender. Requests for Advances to be deposited or forwarded elsewhere shall be in writing in such form and containing such information as Lender may require from time to time. Borrower has the responsibility for ensuring that representatives of Borrower contacting Lender to request Advances or submitting written requests for Advances are authorized. Lender shall be entitled to act on the instructions of anyone identifying himself or herself as authorized to request Advances and Borrower shall be bound thereby in the same manner as if the person were actually so authorized. Lender is authorized to credit any of Borrower’s accounts with Lender (or any account Borrower designates in writing) for Advances made to Borrower. Borrower’s failure to confirm any telephonic request or otherwise comply with the provisions of this Section 3.11 shall not in any manner affect the obligation of Borrow to repay such Advance in accordance with the terms of this Agreement. Borrower agrees not to hold Lender liable for any errors or misunderstanding in complying with any written or oral directions for Advances; and Borrower agrees to indemnify and hold the Lender harmless from any and all claims, damages, liabilities, losses, costs and expenses (including attorneys’ fees) which may arise or be created by the acceptance of instructions (telephonic or otherwise) for making Advances by wire transfer or otherwise, or for application of payments.

(b) Advances Pursuant to Payment Commitment. Lender is authorized to make payment on Borrower’s behalf directly to manufacturers or distributors of Vehicles, in accordance with the terms and conditions of the applicable Payment Commitment. Each payment by Lender pursuant to a Payment Commitment shall constitute an Operating Line Advance hereunder in the amount of such payment. Lender, in its sole discretion, may revise, terminate or suspend a Payment Commitment at any time, whether or not a default has occurred, by giving written notice to the applicable manufacturer or distributor. Borrower shall be and remain liable to Lender for all payments made to a manufacturer or distributor pursuant to a Payment Commitment. Lender does not assume any responsibility for (and Borrower’s obligation to repay any Advance hereunder will not be affected or impaired in any way by) the correctness, validity, genuineness or sufficiency of any request for payment by a manufacturer or distributor under a Payment Commitment, any documents pertaining thereto or the existence, character, quantity, quality, condition, weight, value or delivery of any Vehicles purchased with the proceeds of any Advance. In this regard, Lender may conclusively presume and rely upon the validity and the appropriateness of any payment request by a manufacturer or distributor under a Payment Commitment and any and all documents or information related thereto.

3.2 Advances in Excess of Limitations. Lender shall have no obligation whatsoever, and Lender has no present intention, to make any Advance after the Expiration Date or which would cause the principal amount outstanding under this Agreement to exceed any of the limitations stated in this Agreement. Notwithstanding the foregoing, Lender may from time to time, in its sole and absolute discretion, agree to honor a Payment Commitment or make an Advance after the Expiration Date or which would cause the principal amount of Advances outstanding under this Agreement to exceed any of the limitations stated in this Agreement. Borrower is and shall be and remain unconditionally liable to Lender for, and Borrower promises to pay to the order of Lender, the amount of all Advances hereunder, including without limitation Advances in excess of any of such limitations and Advances made after the Expiration Date. Immediately upon Lender’s demand, Borrower shall pay to Lender the amount of (a) any Advances in excess of any limitation contained in this Agreement, and (b) any Advances made after the Expiration Date, together with interest on the principal amount of such Advances, for so long as such Advances are outstanding, at the interest rate from time to time in effect for such Advances.

3.3 Record of Advances. All Advances and payments hereunder shall be recorded on Lender’s books, which shall be rebuttable presumptive evidence of the amount of such Advances outstanding at any time hereunder. Lender will account monthly as to all Advances and payments hereunder and each, monthly accounting will be fully binding on Borrower unless, within 15 calendar days following Borrower’s receipt thereof, Borrower provides Lender with a verifiable listing of exceptions. Notwithstanding any term or condition of this Agreement to the contrary, the failure of Lender to record the date and amount of any Advance shall not limit or otherwise affect the obligation of Borrower to repay any such Advance. Lender, in its sole and absolute discretion, may require Borrower, and Borrower agrees upon any such requirement, to execute and deliver to Lender one or more promissory notes to evidence the Advances. Whether or not any promissory notes are so required or executed or delivered, borrower promises to pay the Advances, all interest thereon, and all other Obligations under this Agreement pursuant to the terms hereof.

ARTICLE 4. SECURITY INTEREST; COLLATERAL

4.1 Grant of Security Interest. To secure the payment and performance of all Obligations, Borrower hereby grants a security interest in and collaterally assigns the Collateral (defined below) to Lender. The intent of the parties hereto is that the Collateral secures all Obligations whether or not such Obligations exist under this Agreement or any of the other Loan Documents and while such Obligations are due under any Loan Document, whether or not all amounts outstanding under this Agreement have been paid in full. Borrower hereby authorizes Lender to execute and file such financing statements as deemed by Lender to be necessary and, if any Collateral is subject to any statute which requires or permits security interests to be indicated on a certificate of title, Borrower will assure that the security interest is properly indicated on all such certificates of title and Borrower will deliver to Lender all title documents that you receive for any of the Collateral (defined below).

4.2 Collateral. “Collateral” means all of the following property of Borrower, whether now owned or existing or hereafter acquired and wherever located: all inventory (including, without limitation, all Vehicles, automobiles, trucks and other motor vehicles of whatever make, model and description, trade ins, repossessions and inventory held for display or demonstration purposes); accounts; instruments; documents; chattel paper; general intangibles; deposit accounts; contract rights and other right to payment; leases, rebates, credits, factory holdbacks, incentive payments and other payments from any manufacturer, factory or distributor. In addition, “Collateral” includes all the following, whether now owned or hereafter acquired, whether now existing or hereafter arising and wherever located: all attachments, accessions, accessories, tools, parts, supplies, increases, and additions to and all replacements of and substitutions for any property described in the Collateral section; all products and produce of any of the property described in this Collateral section; all proceeds (including insurance proceeds) of any of the property described in this Collateral section; and all records and data relating to any of the property described in this Collateral section, whether in the form of a writing, photograph, microfilm, microfiche or electronic media, together with Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain, and process any such records of data on electronic medial. Terms not otherwise defined in the Collateral section shall have the meanings attributed to such terms in the Uniform Commercial code, as adopted in the state whose law governs this Agreement and as amended from time to time.

4.3 Compensating Balance Account. The Borrower shall establish and maintain a Compensating Balance Account with a financial institution acceptable to the Lender in the name of the Lender which maintains funding equal to 10% of the outstanding Operating Line Advances. Earnings generated by the Borrower will be retained for the use of the Borrower to support ongoing business activities and shall not be distributed, except to the extent required to make tax payments and/or related tax distributions.

4.4 Additional Collateral. Upon the request of Lender, at any time after the Expiration Date or, if earlier, the date on which the availability of Advances is terminated, Borrower shall deliver to Lender funds in an amount equal to the amount which Lender estimates it may be required to pay to manufacturers and distributors pursuant to Payment Commitments which may be presented on or after such date. Such funds shall be held in a non-interest bearing deposit account as additional Collateral for the indebtedness of Borrower to Lender. Borrower hereby grants to Lender a security interest in such funds and such account to secure all Obligations. Upon termination of all commitments and obligations of Lender under this Agreement, the other Loan Documents and all Payment Commitments, and payment in full of all Obligations, Lender shall return to Borrower any remaining funds held by Lender in such account.

ARTICLE 5. CONDITIONS

5.1 Initial Conditions. Lender shall have no obligation to make the initial Advance until each of the following conditions (each an “Initial Condition”) has been satisfied:

(a) Receipt by Lender of:

(i) Executed originals of this Agreement, the Security Documents, a Guaranty from each Guarantor and any other Loan Document required by Lender, all in form and content satisfactory to Lender.

(ii) All required Landlord Consents, evidence of insurance, and if required by Lender, copies of all leases covering any real property leased by Borrower as lessee.

(iii) All organizational documents, resolutions, authorizations and information Lender requests relating to the authority for and validity of this Agreement and the other Loan Documents, the due organization, valid existence, qualification to do business and good standing of the Loan Parties, and any other related matters.

(iv) Such additional documents and information (including, if required by Lender, attorney opinion letters) as Lender reasonably required, each in form and content satisfactory to Lender, and evidence that each Loan Party has satisfied such additional requirements, as Lender reasonably requires.

(v) All fees and expenses required to have been paid prior to the initial Advance hereunder.

(b) Lender has a valid and perfected first priority security interest in the Collateral, subject only to Permitted Liens (defined below) and has received satisfactory evidence of perfection and the priority of its security interest, including without limitation such Uniform Commercial Code and other searches, signed termination statements and other filings as it deems appropriate.

(c) Lender has conducted such audits of the Collateral as it requires, the results of which are satisfactory to Lender.

(d) Lender has received copies of any Seller Agreements which it has requested and has received such evidence as it requires that all Seller Agreements which are necessary for the conduct of Borrower’s business, are in full force and effect.

(e) Each Loan Party has satisfied any other requirements reasonably required by Lender.

5.2 Conditions to each Advance. Lender’s agreement to make any Advance (including the initial Advance) is subject to satisfaction of the follower conditions on the date such Advance is to be made.

(a) All initial Conditions have been satisfied.

(b) No default has occurred or will exist under this Agreement or any other Loan Document after the making of the Advance.

(c) The representations and warranties in this Agreement are true and correct as of such date.

(d) Receipt by Lender of such documents and information as Lender requires.

ARTICLE 6. WARRANTIES AND COVENANTS

In addition to all other warranties and covenants of Borrower under the other Loan Documents, all of which are expressly incorporated herein as part of this Agreement; and while any part of any credit granted to Borrower is available or any Obligations are unpaid or outstanding, Borrower continuously warrants and agrees as set forth below. Each request by Borrower for an Advance shall be its representation and warranty that (a) such Advance may be made without exceeding any applicable maximum amount permitted by this Agreement, (b) no default has occurred or will exist under this Agreement or any other Loan Document after the making of such Advance, and (c) all representations and warranties set forth in the Agreement and all other Loan Documents are true, accurate and complete as of, and are deemed made as of, the date of such request.

6.1 Accuracy of Information. All information, certificates or statements given to Lender pursuant to this Agreement and the other Loan Documents will be true and complete when given.

6.2 Organization; Authority; Validity of Obligations; Litigation. If Borrower is not an individual, Borrower is duly organized, validly existing, duly qualified and in good standing under the laws of its state of organization and in each jurisdiction where qualification is required, and has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties. The execution, delivery and performance of this Agreement and the other Loan Documents (i) are within Borrower’s power; (ii) have been duly authorized by all appropriate entity action; (iii) do not require the approval of any governmental agency, other entity or Person; and (iv) will not violate any law, agreement or restriction by which Borrower or its property is bound. This Agreement and the other Loan Documents to which Borrower is a party are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms. There is no litigation or administrative proceeding threatened or pending against Borrower in accordance with their terms. There is no litigation or administrative proceeding threatened or pending against Borrower which would, if adversely determined, have a material adverse effect on Borrower’s financial condition or its property.

6.3 Existence; Business Activities; Assets. Borrower will (i) preserve its organizational existence, rights and franchises; (ii) not make any material change in the nature or manner of its business activities; (iii) not liquidate, dissolve, merge or consolidate with or into another entity or change its form of organization or change to or from any form of limited liability entity, and (iv) not sell, lease, transfer or otherwise dispose of all or substantially all of its assets or acquire all or substantially all of the assets or the business of any Person.

6.4 Use of Proceeds; Margin Stock Speculation. Advances by Lender will be used exclusively by Borrower for the purposes set forth in this Agreement. Borrower will not use any of the loan proceeds to purchase or carry “margin” stock (as defined in Regulation U of the board of Governors of the Federal Reserve System). No part of any of the proceeds will be used for speculative investment purposes, including, without limitation, speculating or hedging in the commodities and/or futures market.

6.5 Environmental Matters. Except as disclosed in a written scheduled attached to this Agreement (if no schedule is attached, there are no exceptions), Borrower is not aware of any, and Borrower will not permit to exist any, uncorrected violations by Borrower of any federal, state or local laws (including statutes, regulations, ordinances or other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Substances as hereinafter defined, whether such laws currently exist or are enacted in the future (collectively “Environmental Laws”). The term Hazardous Substances” means any hazardous or toxic wastes, chemicals or other substances, the generation, possession or existence of which is prohibited or governed by any Environmental Laws. Borrower is not subject to any judgment, decree, order or citation, or a party to (or threatened with) any litigation or administrative proceeding, which asserts that Borrower (i) has violated any Environmental Laws; (ii) is required to clean up, remove or take remedial or other action with respect to any Hazardous Substances (collectively “Remedial Action”); or (iii) is required to pay all or a portion of the cost of any Remedial Action, as a potentially responsible party. There are not now, nor to Borrower’s knowledge after reasonable investigation have there ever been, any Hazardous Substances (or tanks or other facilities for the storage of Hazardous Substances) stored, deposited, recycled or disposed of on, under or at any real estate owned or occupied by Borrower during the periods that Borrower owned or occupied such real estate, which if present on the real estate or in soils or ground water, could require Remedial Action. To Borrower’s knowledge, there are no proposed or pending changes in Environmental Laws which would adversely affect Borrower or its business, and there are no condition existing currently or likely to exist while the Loan Documents are in effect which would subject Borrower to Remedial Action or other liability. Borrower currently complies with and will continue to timely comply with all applicable Environmental Laws; and will provide Lender, immediately upon receipt, copies of any correspondence, notice, complaint, order or other document from any source asserting or alleging any circumstance or condition which requires or may require a financial contribution by Borrower or Remedial Action or other response by or on the part of Borrower under Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Borrower for an alleged violation of Environmental Laws.

6.6 Compliance with laws. Borrower has complied and will continue to comply with all laws applicable to its business and its properties, and has all permits, licenses and approvals required by such laws, copies of which have been provided to Lender.

6.7 Restriction on Indebtedness. Borrower will not create, incur, assume or have outstanding any indebtedness for borrowed money (including capitalized leases) except Permitted Indebtedness. “Permitted Indebtedness” means (i) any indebtedness owing to Lender, and (ii) any other indebtedness outstanding on the date hereof that is disclosed to Lender in writing, and (iii) short term trade obligations incurred in the ordinary course of business, and (iv) additional unsecured indebtedness in the individual principal amount not to exceed $50,000 at any time outstanding, and (v) additional purchase money indebtedness incurred to acquire equipment in the individual principal amount not to exceed $300,000 at any time outstanding, provided that such indebtedness is secured only by the equipment acquired and such equipment secured only the obligation to pay the purchase price and (iv) any senior secured loan facility which does not require a security interest in the Collateral. Any more restrictive provisions regarding restrictions on indebtedness contained in any other senior secured loan facility, whether currently existing or hereinafter created, will be incorporated by reference herein.

6.8 Restriction on Contingent Liabilities. Borrower will not guarantee or become a surety or otherwise contingently liable for any obligations of others, except pursuant to warranty and service agreements, the deposit and collection of checks and similar matters in the ordinary course of business.

6.9 Insurance. Borrower will maintain insurance to such extent, covering such risks and with such insurers as is satisfactory to Lender, including insurance for fire and other risks insured against by extended coverage, public liability insurance and workers’ compensation insurance; and will designate Lender as loss payee with a “Lenders Loss Payable” endorsement on any casualty policies and take such other action as Lender may reasonably request to ensure that Lender will receive (subject to no other interests) the insurance proceeds on Lender’s Collateral. Borrower hereby assigns all insurance proceeds to and irrevocably directs, while any Obligations remain unpaid, any insurer to pay to Lender the proceeds of all such insurance and any premium refund; and authorizes Lender to endorse Borrower’s name to effect the same, to make, adjust or settle, in Borrower’s name, any claim on any insurance policy relating to the Collateral; and, at the option of Lender, to apply such proceeds and refunds to the Obligations or to restoration of the Collateral, returning any excess to Borrower.

6.10 Taxes and Other Liabilities. Borrower will file all tax returns and reports required of it. Borrower will pay and discharge all of its taxes, assessments and other liabilities, except when the payment thereof is being contested in good faith by appropriate procedures which will avoid foreclosure of liens securing such items, and with adequate reserves provided therefor.

6.11 Financial Statements and Reporting. The financial statements and other information previously provided to Lender or provided to Lender in the future are or will be complete and accurate and, except as otherwise provided herein, prepared in accordance with general accepted accounting principles. There has been no material adverse change in Borrower’s financial condition since such information was provided to Lender. Borrower will (i) maintain accounting records in accordance with generally recognized and accepted principles of accounting consistently applied throughout the accounting period involved (ii) provide Lender with such information concerning the business affairs and financial condition of any Loan Party (including, without limitation, insurance coverage and agreements with manufacturers, distributors or other sellers of Vehicles) as Lender may reasonably request and (iii) upon request and with such frequency as Lender may require, provide Lender with a report containing a listing of all Vehicles by serial number, the number of days it has remained unsold and its Advance Date. In addition, Borrower shall deliver to Lender each of the following:

(a)	Within 45 calendar days after the end of each calendar quarter, or other applicable period, copies of the Borrower’s financial statements, including balance sheet and related statements of income, cash flows and retained earnings.

(b)	Within 180 calendar days after the end of each fiscal year of Borrower, Borrower’s audited balance sheet and related statements of income, cash flows and retained earnings as of the end of and for such fiscal year, in each case prepared by a certified public accountant acceptable to Lender; and a copy of such accountant’s management letter, if any. No financial statement shall include a disclaimer or qualified opinion or other adverse accountants’ report, except such as Lender in its sole discretion may determine to be immaterial.

6.12 Inspection of Properties, Collateral and Records. Fiscal Year. Borrower will permit representatives of Lender to visit and inspect any of the properties of Borrower, audit and inspect any of the Collateral and examine any of the books and records of Borrower (and make copies at Borrower’s expense) wherever located, including, but not limited to, all manufacturers’ statements of origin, titles, demonstrator agreements, factory invoices, Borrower purchase orders, buy-back agreements and other agreements with manufacturers, distributors or other sellers of Vehicles and all other instruments, documents and records at any reasonable time and as often as Lender may reasonably desire; and Borrower shall assist Lender in so doing. Borrower will not change its fiscal year.

6.13 Financial Covenants. Borrower will comply with such financial covenants as contained in any other senior secured loan facility maintained by the Company, such covenants are incorporated herein by reference.

6.14 GAAP. Except as otherwise provided in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan document shall be construed and all accounting and financial information or computations shall be prepared or computed, in accordance with generally accepted accounting principles consistently applied.

6.15 Expenses and Attorneys’ Fees. Borrower will reimburse Lender and any Participant (defined below) for all attorneys’ fees of in-house and outside counsel and all other costs, fees and out-of-pocket disbursements incurred by Lender or any Participant in connection with the preparation, execution, delivery, administration, defense and enforcement of this Agreement or any of the other Loan Documents, including fees and costs related to any waivers or amendments with respect thereto (examples of costs and fees include but are not limited to fees and costs for; filing, perfecting or confirming the priority of Lender’s lien, title searches or insurance, appraisals, environmental audits, and other reviews related to Borrower, any collateral securing the Obligations, or the loans evidenced by the Loan Documents, if requested by Lender). Borrower will also reimburse Lender and any Participant for all costs of collecting, preserving and/or liquidating any collateral securing the Obligations and all costs of litigation or arbitration commenced to enforce or construe any term of any Loan Document, before and after judgment, in any arbitration, trial, appellate proceeding, proceeding under any bankruptcy code or receivership, which costs shall include, without limitation, attorneys’ fees of in-house and outside counsel. Borrower specifically agrees to pay all out-of-pocket and allocated costs incurred by Lender for Collateral audits (i) to the extent reimbursement thereof is required by Lender; and (ii) to the extent such audits are conducted after the occurrence of a default.

6.16 Other Agreements. Borrower is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets, which such breach or default would have a material adverse effect on its, financial condition or operations.

6.17 Agreements with Sellers. Borrower is and will continue to be in full compliance with all agreements between Borrower and any manufacturer or distributor of Vehicles and all such agreements are in full force and effect. Borrower will comply with any and all applicable repurchase agreements and will take all actions requested by Lender with respect to any such repurchase agreement.

6.18 Management. Borrower will maintain executive and management personnel with qualifications and experience at least comparable to current executive and management personnel.

6.19 Notification. Borrower will promptly notify Lender if writing of:

(a)	The occurrence of any default hereunder or under any other Loan Document, and if such default is then continuing, a certificate of Borrower’s chief financial officer or other authorized officer setting forth the details thereof and the action which it is taking or proposes to take with respect thereto.

(b)	Any claim, lien, lawsuit, administrative proceeding or judgment involving $250,000 or more individually or in the aggregate, that is threatened, instituted or completed against any Loan Party.

(c)	Any material change in the relationship between Borrower and any Vehicle manufacturer or distributor including, without limitation, the loss or cancellation, or threatened loss or cancellation, of a franchise.

(d)	Any material adverse change in the financial condition of any Loan Party.

(e)	Any material change in the condition or location of any collateral securing the Obligations.

6.20 Loans and Investments. Borrower shall not make or contract to make any loan, advance or extension of credit to any Person, or acquire any capital stock, assets, obligations, or other securities of, make any capital contributions to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venture with any other Person except as it relates to actions required between affiliated subsidiaries, locations or franchisees.

6.21 Borrower’s Name, Location; Notice of Location Changes. Borrower’s name and organizational structure have remained the same during the past five years. Borrower will continue to use only the name set forth on the first page of this Agreement unless borrower gives Lender prior written notice of any changes. Furthermore, Borrower shall not do business under another name nor use any trade name without giving ten calendar days’ prior written notice to Lender. If Borrower is a registered organization, Borrower will not change its registration to another state without prior written notice to Lender. Borrower’s address appearing on the signature page hereto is Borrower’s chief executive office (or primary residence if Borrower is a sole proprietor). Borrower will not change its chief executive office (or primary residence if Borrower is a sole proprietor) without prior written notice to Lender. At Lender’s request, Borrower will provide Lender with evidence that no change in its name, location, jurisdiction of organization or organizational structure has occurred.

6.22 Location of Vehicles. Borrower shall keep all Vehicles only at Borrower’s regular business locations as approved from time to time by Lender.

6.23 Status of Collateral. All Collateral is genuine and validly existing. Except for items of insignificant value or as otherwise reflected in writing by Borrower to Lender under a borrowing base or otherwise, (i) Collateral constituting inventory, equipment and fixtures is in good condition, not obsolete and is either currently saleable or usable; and (ii) Collateral constituting accounts, contract rights, notes, chattel paper and other third-party obligations to pay is fully enforceable in accordance with its terms and not subject to return, dispute, setoff, credit allowance or adjustment, except for discounts for prompt payment. Unless Borrower provides Lender with written notice to the contrary, Borrower has no notice or knowledge of anything that would impair the ability of any third-party obligor to pay any debt to Borrower when due.

6.24 Ownership; Maintenance of Collateral; Restrictions on Liens and Dispositions. Borrower is the sole owner of the Collateral free of all liens, claims, other encumbrances and security interests except Permitted Liens (defined below). Borrower shall: (i) maintain the Collateral in good condition and repair (reasonable wear and tear excepted), and not permit its value to be impaired; (ii) not permit waste, removal or loss of identity of the Collateral; (iii) keep the Collateral free from all liens, executions, attachments, claims, encumbrances and security interests (other than Lender’s paramount security interest and Permitted Liens); (iv) defend the Collateral against all claims and legal proceedings by Persons other than Lender; (v) pay and discharge when due all taxes, levies and other charges or fees upon the Collateral except for payment of taxes contested by Borrower in good faith by appropriate proceedings so long as no levy or lien has been imposed upon the Collateral; (vi) not lease, sell or transfer the Collateral to any party nor move it to any new location outside of the ordinary course of business; (vii) not permit the Collateral, without the consent of Lender, to become a fixture or an accession to other goods; (viii) not permit the Collateral to be used in violation of any applicable law, regulation or policy of insurance; and, (ix) as to the Collateral consisting of instruments and chattel paper, preserve Lender’s rights in it against all other parties. Notwithstanding the above. Borrower may sell, lease or transfer inventory in the ordinary course of its business provided that no sale, lease or transfer shall include any transfer or sale in satisfaction (partial or complete) of a debt owed by Borrower; title will not pass to buyer until Borrower physically delivers the goods to buyer or Borrower ships the good F.O.B. to buyer’s destination; and sales and/or leases to Borrower’s affiliates shall be for fair market value, cash on delivery, with the proceeds remitted to Lender. The following constitute the only “Permitted Liens”: (A) the lien of taxes and assessments which are either not delinquent or which are being contested in good faith with adequate reserve provided; (6) easements, restrictions and minor title irregularities which do not, as a practical matter, have an adverse effect upon the ownership and use of the affected property, (C) liens in favor of Lender; (D) liens existing on the date of this Agreement and disclosed to Lender by Borrower in writing or listed on Uniform Commercial Code lien search dated November 7, 2005, except those liens listed on Schedule 1; and (E) purchase money security interests on equipment which secure Permitted Indebtedness, provided that such security interests cover only the property acquired and secure only the obligation to pay the purchase price of such property and any items referenced in Section 6.7.

6.25 Maintenance of Security Interest; Purchase Money Security Interests. Borrower shall take any action requested by Lender to preserve the Collateral, to establish the value of the Collateral, and to establish the priority of, to perfect, to continue the perfection of or to enforce Lender’s interest in the Collateral and Lender’s rights under this Agreement; and shall pay all costs and expenses thereof. Borrow shall also cooperate with Lender on obtaining control (for purposes of perfection under the Uniform Commercial Code) of Collateral consisting of deposit accounts, letter of credit rights, electronic chattel paper and any other collateral where Lender may obtain perfection through control. Borrow and Lender intend to maintain the full effect of any purchase money security interest granted in favor of Lender notwithstanding the fact that the Collateral so purchased is also pledged as security for other Obligations under the Loan Documents.

6.26 Collateral Records, Reports and Statements. Borrower shall keep accurate and complete records respecting the Collateral in such form as Lender may approve. At such times as Lender may require, Borrower shall furnish to Lender any records and information Lender might require, including, without limitation, a statement certified by Borrower and in such form and containing such information as may be prescribed by Lender showing the current status and value of the Collateral.

6.27 Chattel Paper; Instruments. Chattel paper and instruments (including, without limitation, all drafts, notes, acceptances, and other writings evidencing a right to the payment of money) shall be on forms satisfactory to Lender. Upon request of Lender, Borrower shall promptly deliver all original chattel paper and instruments to Lender or alternatively, at Lender’s option, shall promptly add a legend to all chattel paper and all instruments indicating that such items have been “assigned to U.S. Lender National Association”.

6.28 Title documents. Lender may at any time, whether or not default has occurred, require Borrower to deliver all Title Documents to Lender. Until such time, all original Title Documents shall be maintained by Borrower in a manner acceptable to Lender. All Title Documents shall be available for inspection by Lender at any reasonable time. If required by Lender, Lender’s security interest shall be noted on all certificates of title. Notwithstanding the foregoing, (a) Lender’s security interest shall be noted on the Title Document covering any Vehicle, if such notation is required to perfect a security interest in such Vehicle, and (b) all warehouse receipts, bills of lading and other negotiable documents of title shall be delivered to Lender.

6.29 Landlord Consents. If required by Lender, Borrower shall obtain and deliver to Lender an agreement, release and consent to the security interest of Lender in the Collateral, in form and substance acceptable to Lender (each a “landlord Consent”) from each owner or landlord of any real property leased by Borrower as lessee.

ARTICLE 7. RIGHTS AND DUTIES OF BANK

7.1 Authority to Perform for Borrower. Borrower presently appoints any officer of Lender as Borrower’s attorney-in-fact (coupled with an interest and irrevocable while any Obligations remain unpaid) to do any of the following upon default by Borrower hereunder (notwithstanding any notice requirements or grace/cure periods under this or other agreements between Borrower and Lender): (i) to file, endorse or place the name of Borrower on any invoice or document of title relating to accounts, drafts against customers, notes, acceptances, assignments of government contracts, instruments, financing statements, checks, drafts, money orders, insurance claims or payments or other documents evidencing payment or a security interest relating to the Collateral; (ii) to receive, open and dispose of all mail addressed to Borrower and to notify the post office authorities to change the address for delivery of mail addressed to Borrower to an address designated by Lender; (iii) to do all such other acts and things necessary to carry out Borrower’s duties under this Agreement and the other Loan Documents; and (iv) to perfect, protect and/or realize upon Lender’s interest in the Collateral. If the Collateral includes funds or property in depository accounts, Borrower authorizes each of its depository institutions to remit to Lender, without liability to Borrower, all of Borrower’s funds on deposit with such institution upon written direction by Lender after default by Borrower hereunder. All acts by Lender are hereby ratified and approved, and Lender shall not be liable for any acts of commission or omission, or for any errors of judgment or mistakes of fact or law.

7.2 Verification and Notification: Lender’s Rights. Lender may verify Collateral in any manner, and Borrower shall assist Lender in so doing. Upon the occurrence of a default hereunder, Lender may at any time and Borrower shall, upon request of Lender, notify the account debtors to make payment directly to Lender; and Lender may enforce collection of, sell, settle, compromise, extend or renew the indebtedness of such account debtors; all without notice to or the consent of Borrower. Until account debtors are so notified, Borrower, as agent of Lender, shall make collections on the Collateral. Lender may at any time notify any bailee possessing Collateral to turn over the Collateral to Lender.

7.3 Collateral Preservation. Lender shall use reasonable care in the custody and preservation of any Collateral in its physical possession but in determining such standard of reasonable care Borrower expressly acknowledges that Lender has no duty to: (i) insure the Collateral against hazards; (ii) ensure that the Collateral will not cause damage to property to injury to third parties; (iii) protect it from seizure, theft or conversion by third parties’ claims or acts of God; (iv) give to Borrower any notices received by Lender regarding the Collateral; (v) perfect or continue perfection of any security interest in favor of Borrower; (vi) perform any services, complete any work-in-process or take any other action in connection with the management or maintenance of the Collateral or preserve the value of any Collateral; (vii) sue or otherwise effect collection upon any accounts even if Lender shall have made a demand for payment upon individual account debtors; or (viii) preserve any rights against any prior party to any chattel paper or instrument of which Lender has possession or control. Notwithstanding any failure by Lender to use reasonable care in preserving the Collateral, Borrower agrees that Lender shall not be liable for consequential or special damages arising therefrom.

7.4 Credit Balances; Setoff. As additional security for the payment of the Obligations, Borrower hereby grants to Lender a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of Borrower now or hereafter in the possession of Lender and the right to refuse to allow withdrawals from any account (collectively “Setoff”). Lender may at any time upon the occurrence of a default hereunder (notwithstanding any notice requirements or grace/cure periods under this or other agreements between Borrower and Lender) Setoff against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to Borrower, such notice and demand being expressly waived.

7.5 Expenditures by Lender. If Borrower fails to discharge or pay when due any amounts Borrower is required to pay or discharge under this Agreement or if Borrower fails to obtain and maintain any required insurance, Lender may (but shall not be obligated to) discharge or pay all taxes, liens, security interests, encumbrances and other claims at any tine levied or placed on the Collateral and pay all costs for insuring, maintaining and preserving the Collateral. Any insurance obtained by Lender may, at Lender’s option, be “single interest insurance” covering only Lender’s interest in the Collateral. All such expenditures incurred or paid by Lender will become a part of the Obligations and will be payable on demand, together with interest at the highest rate applicable to the Obligations from the date incurred or paid by Lender to the date of repayment by Borrower. Any action by Lender hereunder shall not be construed as curing any default so as to bar Lender from any remedy that it would otherwise have.

ARTICLE 8. DEFAULTS

8.1	Defaults. Notwithstanding any cure periods described below, Borrower will immediately notify Lender in writing when Borrower obtains knowledge of the occurrence of any default specified below. Regardless of whether Borrower has given the required notice, the occurrence of one or more of the following will constitute a default:

(a)	Nonpayment. Borrower shall fail to pay (i) any interest of any fees, charges, cost or expenses under the Loan Documents by 5 calendar days after the same becomes due or (ii) any outstanding principal amount under this Agreement or any of the Loan Documents when due.

(b)	Nonperformance. Borrower or any Guarantor or other Loan Party shall fail to perform or observe any agreement, term, provision, condition, or covenant (other than a default otherwise specifically described in this Section 8.1) required to be performed or observed by Borrower, any Guarantor or other Loan Part hereunder or under any other Loan Document or other agreement with or in favor of Lender.

(c)	Misrepresentation. Any financial information, statement, certificate, representation or warranty given to Lender by Borrower, any Guarantor or other Loan Party (or any of their representatives) in connection with entering into this Agreement or any other Loan Document and/or any borrowing hereunder or thereunder, or required to be furnished under the terms hereof or thereof, shall prove untrue or misleading in any material respect (as determined by Lender in the exercise of its judgment) as of the time when given.

(d)	Default on Other Obligations. Borrower or any Guarantor shall be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness owing by Borrower or any Guarantor to Lender or any affiliate of Lender or U.S. Bancorp, or any indebtedness in excess of $250,000 owing by Borrower or any Guarantor to any third party, and the period of grace, if any, to cure said default shall have passed.

(e)	Judgment. Any judgment shall be obtained against Borrower or any Guarantor which, together with all other outstanding unsatisfied judgments against Borrower or such Guarantor, shall exceed the sum of $250,000 (in excess of insurance coverage) and shall remain unvacated, unbonded or unstayed for a period of 30 calendar days following the date of entry thereof.

(f)	Inability to Perform; Bankruptcy/Insolvency. (i) Borrower or any Guarantor shall die or cease to exist or (ii) any Guarantor shall attempt to revoke or repudiate any Guaranty; or (iii) any Guaranty or other Loan Document ceases to be or is asserted not to be in full force and effect, or becomes or is asserted to be unenforceable; or (iv) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, shall be commenced under any federal or state law by or against Borrower or any Guarantor or any other Loan Party; or (v) Borrower or any Guarantor shall become the subject of any out-of-court settlement with its creditors; or (vi) Borrower or any Guarantor is unable or admits in writing its inability to pay its debts as they mature.

(g)	Adverse Change; Insecurity. (i) There is a material adverse change in the business, properties, financial condition or affairs of Borrower or any Guarantor, or in any collateral securing the Obligations; or (ii) Lender in good faith deems itself insecure.

(h)	Default under Seller Agreements. Any Loan party fails to pay, perform or comply with any term, condition or obligation in any agreement with any manufacturer, distributor or other seller of Vehicles, or any such agreement or any repurchase agreement ceases to be, or is asserted by any Person not to be, in full force and effect.

(i)	Change in Ownership. There is any change in ownership of 49% or more of the capital stock, partnership interests, membership interests or other ownership interests of any Loan Party in one or more transactions, except, with respect to Borrower, for transfers between Borrower’s current owners.

8.2	Termination of Loans; Additional Lender Rights. Upon the occurrence of any of the events identified in Section 8.1, Lender may at any time (notwithstanding any notice requirements or grace/cure periods under this or other agreements between Borrower and Lender) (i) immediately terminate its obligation, if any, to make additional loans to Borrower; (ii) Setoff, and/or (iii) take such other steps to protect or preserve Lender’s interest in any collateral securing the Obligations, including without limitation, notifying account debtors to make payments directly to Lender, advancing funds to protect any collateral securing the Obligations and insuring collateral securing the Obligations at Borrower’s expense; all without demand or notice of any kind, all of which are hereby waived.

8.3	Acceleration of Obligations. Upon the occurrence of any of the events identified in Section 8.1 (other then Section 8.1(f)), and the passage of any applicable cure periods, Lender may at any time thereafter, by written notice Borrower, declare the unpaid principal balance of any Obligations, together with the interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, to be immediately due and payable; and the unpaid balance will thereupon be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby waived. Upon the occurrence of any event under Section 8.1(f), the unpaid principal balance of any Obligations, together with all interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, will thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan documents. Nothing contained in this Article will limit Lender’s to Setoff as provided in this Agreement or any set off rights otherwise available to Lender in law or by agreement.

8.4	Additional Remedies. In addition to the remedies for default set forth above or in the other Loan Documents, Lender shall have all other rights and remedies for default provided by the Uniform commercial Code, as well as any other applicable law, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO REPOSSESS, RENDER UNUSABLE AND/OR DISPOSE OF THE COLLATERAL WITHOUT JUDICIAL PROCESS. The rights and remedies specified herein are cumulative and are not exclusive of any rights or remedies which Lender would otherwise have. With respect to such rights and remedies:

(a)	Assembling Collateral; Storage; Us of Borrower’s Name/Other Property. Lender may require Borrower to assemble the Collateral and to make it available to Lender at any convenient place designated by Lender. Borrower recognizes that Lender will not have an adequate remedy in law if this obligation is breached and, accordingly, Borrower’s obligation to assemble the Collateral shall be specifically enforceable. Lender shall have the right to take immediate possession of any Collateral and Borrower irrevocably authorizes Lender to enter any of the premises wherever Collateral shall be located and to store, repair, maintain, assemble, manufacture, advertise and sell, lease or dispose of (by public sale or otherwise) the same on said premises until sold, all without charge or rent to Lender. Lender is hereby granted an irrevocable license to use, without charge, Borrower’s equipment, inventory, labels, patents, copyrights, franchises, names, trade secrets, trade names, trademarks and advertising matter and any property of a similar nature; and Borrower’s rights under all licenses and franchise agreements shall inure to Lender’s benefit. Further, Borrower releases Lender from Obtaining a Bond or surety with respect to any repossession and/or disposition of the Collateral.

(b)	Notice of Disposition. Written notice, when required by law, sent to any address of Borrower in this Agreement, at least 10 calendar days (counting the day of sending) before the date of a proposed disposition of the Collateral is reasonable notice. Notification to account debtors by Lender shall not be deemed a disposition of the Collateral.

(c)	Possession of Collateral/Commercial Reasonableness. Lender shall not, at any time, be obligated either to take or retain possession or control of the Collateral. With respect to Collateral in the possession or control of Lender, Borrower and Lender agree that as a standard for determining commercial reasonableness, Lender need not liquidate, collect, sell or otherwise dispose of any of the Collateral if Lender believes, in good faith, that disposition of the Collateral would not be commercially reasonable, would subject Lender to third-party claims or liability, that other potential purchasers could be attracted or that a better price could be obtained if Lender held the Collateral for up to one year; and Lender shall not then be deemed to have retained the Collateral in satisfaction of the Obligations. Lender may sell Collateral without giving any warranties and may specifically disclaim any warranties of title or the like. Furthermore, Lender may sell the Collateral on credit (and reduce the Obligations only when payment is received from the buyer), at wholesale and/or with or without an agent or broker; and Lender need not complete, process or repair the Collateral Prior to disposition.

8.5	Other remedies. Nothing herein is intended to restrict Lender’s rights under any of the Loan Documents or at law, and Lender may exercise all such rights and remedies as and when they are available.

ARTICLE 9. DEFINITIONS

9.1	Delay; Waiver; Cumulative Remedies. No delay on the part of Lender in exercising any right, power or privilege hereunder or under any of the other loan Documents and no course of dealing between Borrower and Lender will operate as a waiver of such right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege. Lender may waive any default without waiving any other subsequent or prior default. No waiver of any default (whether or not Lender knows or should have known of such default) shall be deemed to have occurred unless bank has expressly agreed in writing specifying such waiver. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by Lender. Any waiver of any provision of this Agreement, and any consent to any departure by Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower not required hereunder shall in any event entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action in any circumstances without notice or demand. The rights or remedies which Lender would have at law or in equity or otherwise by agreement.

9.2	Relationship to Other Documents. The warranties, covenants and other obligations of Borrower (and the rights and remedies of Lender) that are outlined in this Agreement and the other Loan Documents are intended to supplement each other. In the event of any inconsistencies in any of the terms in the Loan Documents, all terms will be cumulative so as to give Lender the most favorable rights set forth in the conflicting documents, except that if there is a direct conflict between any preprinted terms and specifically negotiated terms (whether included in an addendum or otherwise), the specifically negotiated terms will control.

9.3	Participations; Guarantors. Borrower agrees that Lender may, at its option, sell all or any interests in this Agreement and other Loan Documents to other Persons (each a “Participant”), and in connection with such sales (and thereafter) disclose any information (financial or otherwise) Lender may have concerning Borrower to any such Participant or potential participant. Borrower also agrees that from time to time, Lender may, in its discretion and without obligation to Borrower, any Guarantor, surety or other accommodation party or any other Loan party. This provision does not obligate Lender to supply any information or release Borrower from the obligation to provide such information, and Borrower agrees to keep all Guarantors and other Loan Parties advised of its financial condition and other matters which may be relevant to such Guarantor’s or other Loan Party’s obligations to Lender.

9.4	Successors. The rights, options, powers and remedies granted in this Agreement and the other Loan Documents will extend to Lender and to its successors and assigns, will be binding upon Borrower and its successors and assigns and will be applicable hereto and to all renewals and/or extensions hereof. Borrower may not assign or transfer any of its rights or obligations under any Loan Documents without the prior written consent of Lender.

9.5	Indemnification. Except for harm arising from Lender’s willful misconduct, Borrower hereby indemnifies and agrees to defend and hold Lender harmless from any and all losses, costs, damages, claims and expenses of any kind suffered by or asserted against Lender relating to claims by third parties arising out of the financing provided under the Loan Documents or related to any collateral securing the Obligation (including, without limitation, Borrower’s failure to perform its obligations relating to any environmental matters). This indemnification and hold harmless provision will survive the termination of the Loan Documents and the satisfaction of the Obligations.

9.6	Notice of Claims Against Lender; Limitation of Certain Damages. In order to allow Lender to mitigate any damages to Borrower from Lender’s alleged breach of its duties under the Loan Documents or any other duty, if any, to Borrower, Borrower agrees to give Lender written notice of any claim or defense it has against Lender, whether in tort or contract, relating to any action or inaction by Lender under the Loan Documents, or the transaction related thereto, or of any defense to payment of the Obligations for any reason. Borrower agrees to provide such notice to Lender within 60 days after Borrower has knowledge of such action or inaction by Lender or has knowledge of such defense to payment. The requirement of providing such notice to Lender represents Borrower’s agreed-to standard of performance. If Borrower does not timely deliver such notice to Lender, Borrower shall not assert and shall be deemed to have waived any such claim or defense. Notwithstanding any claim that Borrower may have against Lender, Lender will not be liable to Borrower for consequential and/or special damages arising therefrom.

9.7	Notice. Although any notice required to be given hereunder or under any of the other Loan Documents might be accomplished by other means, notice will always be deemed given when hand-delivered, deposited in the United States Mail, with postage prepaid, sent by overnight delivery service, or sent by telex or facsimile, in each case to the address set forth below or as amended from time to time by written notice to the other party or parties to this Agreement.

9.8	Order of payments; Application of Proceed. Payments due hereunder and under other Loan Documents will be made in lawful money of the United States, and Lender is authorized to charge payments due under the Loan Documents against any account of Borrower. All payments may be applied by Lender to principal, interest and other amounts due under the Loan Documents in any order which Lender elects.

9.9	Applicable law and Jurisdiction; Interpretation; Joint and Several Liability. This Agreement and all other Loan Documents will be governed by and interpreted in accordance with the internal laws of the state of Minnesota, except to the extent superseded by federal law. Invalidity of any provisions of this Agreement will not affect any other provision. BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN THE COUNTY OR FEDERAL JURISDICTION OF BANK’S LOCAL OFFICE, AND WAIVES ANY RIGHT TO CLAIM THAT THE FORUM IS NOT CONVENIENT, WITH REGARD TO ANY ACTIONS, CLAIMSM DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, ANY PROMISSORY NOTE, THE COLLATERAL, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein will affect Lender’s rights to serve process in any manner permitted by law, or limit Lender’s right to bring proceedings against Borrower in the competent courts of any other jurisdiction or jurisdictions. This Agreement, the other Loan Documents and any amendments hereto (regardless of when executed) will be deemed effective and accepted only upon Lender’s receipt of the executed originals thereof. If there is more than one Borrower, the liability of Borrowers will be joint and several, and each reference to “Borrower” will be deemed to refer to all Borrowers jointly and severally.

9.10	Waiver of Jury Trial. BORROWER AND BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, ANDY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

9.11	Sharing of Information with Affiliates. Borrower hereby consents to the sharing of information concerning or provided by Borrower or its affiliates by and among Lender, U.S. Bancorp, and their present and future affiliates, and their respective present and future officers, directors, employees, agents and advisors.

9.12	Additional Acts. Upon request by Lender, Borrower will, and will cause each other Loan party to, from time to time provide such information (including without limitation copies of Seller Agreements and repurchase agreements), execute such documents and do such acts as my reasonably be required by Lender in connection with any indebtedness or obligations of any Loan Party to Lender.

9.13	Documents Satisfactory to Lender. All information, documents and instruments required to be executed or delivered to Lender shall be in form and substance satisfactory to Lender.

9.14	Attachments. All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Agreement, are hereby expressly incorporated into this Agreement by reference.

9.15	References. References to this Agreement, and Security Document or any other Loan document shall mean such Loan Document as amended, modified, supplemented or extended from time to time, and any number of substitutions, renewals and replacements thereof or therefore.

9.16	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of said counterparts taken together shall constitute one document.

9.17	Copies. Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. This Agreement is a “transferable record” as defined in applicable law relating to electronic transactions. Therefore, Lender may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of this Agreement that is an authoritative copy as defined in such law. Lender may store the authoritative copy of this Agreement in its electronic form and then destroy the paper original as part of Lender’s normal business practices. Lender, on its own behalf, may control and transfer such authoritative copy as permitted by such law.

9.18	Integration. This Agreement supercedes and replaces any previous loan agreements or letters of understanding relating to the matters covered by this Agreement. This Agreement and the promissory notes, if any, executed by Borrower in connection with this Agreement may renew promissory notes previously executed by Borrower but shall not be deemed to be in satisfaction of, or to constitute a novation of, such previously executed promissory notes. Except as amended, renewed, or replaced in writing prior to or concurrently with this Agreement, all terms and conditions of any existing Loan Documents remain in full force and effect.

9.19	Entire Agreement; Modification. This agreement constitutes the entire understanding and agreement of the parties as to the matters set forth herein. No modification or amendment to this Agreement shall be effective unless in writing signed by the party or parties sought to be charged or bound by such modification or amendment.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE SHALL ALSO BE EFFECTIVE WITH RESPECT TO ALL OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND THIS BANK. A MODIFICATION OF ANY OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND THIS BANK, WHICH OCCURS AFTER RECEIPT BY YOU OF THIS NOTICE, MAY BE MADE ONLY BY ANOTHER WRITTEN INSTRUMENT ORAL OR IMPLIED MODIFICATIONS TO SUCH CREDIT AGREEMENTS ARE NOT ENFORCEABLE AND SHOULD NOT BE RELIED UPON.

ASSET LIQUIDATION GROUP, INC.		ROSEDALE LEASING LLC

X		X
By:	Corey P. Schlossmann	By:	Erik P. Dove
Title:	CEO		Vice President

Address:	13005 Temple Avenue	Address:	500 Ford Road
	City of Industry, CA 91746		Minneapolis, MN 55426

Telecopier:	(626) 217-1210	Telecopier:	(952) 512-8942

PUBLIC LIQUIDATION SYSTEMS, INC.

X
By:	Corey P. Schlossmann
Title:	CEO

Address:	13005 Temple Avenue
City of Industry, CA 91746

Telecopier:	(626) 217-1210